5BARz Accelerates Capital Raising and Business Development in India

San Diego, California – March 29, 2016, 5BARz International, Inc., (OTCQB: BARZ), (www.5barz.com) (“5BARz” or “the Company”) a technology leader in the cellular network extender industry, is pleased to announce that it has topped off a private placement completed by the Company with the recent equity investment of $1,110,000. In the past two weeks, $1,110,000 has been invested under the terms of an offering memorandum and reported on Form 8K also filed with the SEC. (See details of the offering at www.sec.gov under the 5BARz filings, and 5BARz data at www.otcqb.com ).

Mr. Daniel Bland the CEO of 5BARz International, Inc. states “following the recent series of orders received by the Company from Tier 1 cellular network operators in India, these funds provide a critical element for the expansion of our business and production capability in a market with 981 million cellular phone subscribers. Our management team in India are focused upon achieving rapid penetration into this marketplace. To date the cellular network operators for which our products have been tested and approved, and with whom we have established a position as “approved vendor”, represent 42% of that marketplace.”

For further information about 5BARz International, Inc., visit www.5barz.com.

About 5BARz International Inc.

The 5BARz International Inc. business is focused on the global commercialization of a patented product technology branded under the name 5BARz®. 5BARz® is a cellular network infrastructure device for use in the small office, home or for when users are mobile. 5BARz® incorporates a patented technology to create a highly engineered, single-piece, plug 'n play unit that strengthens weak cellular signals to deliver high quality signals for voice, data and video reception on cell phones and other cellular equipped devices. 5BARz® represents a key solution for cellular network operators in providing clear, high quality signal for their subscribers with a growing need for high quality connectivity. 5BARz International Inc.'s shares are publicly traded on the OTCBB under the ticker symbol BARZ.

Legal Notice Regarding Forward-Looking Statements

The information contained in this release consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, and competition in general that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact:

Mr. Alan Stamper

Investor Relations Consulting Services, LLC

(727) 771-8773

IR@5barz.com